Exhibit 99.1

Terry L. Johnston named to CSW Industrials Board of Directors

DALLAS, January 26, 2017 (GLOBE NEWSWIRE) — CSW Industrials, Inc. (the “Company”) (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today announced that its Board of Directors has elected Terry L. Johnston as a director. With the addition of Mr. Johnston, the Company’s Board increases to seven members, six of whom are independent.

Mr. Johnston, age 59, currently serves as Executive Vice President and Chief Operating Officer of North America Commercial Heating and Cooling for Lennox International Inc., a leading international provider of heating and cooling systems and technologies for residential and commercial applications. Mr. Johnston has served in his current role since January 2013 and has held roles of increasing responsibility with Lennox International since joining in 2001, including serving as Vice President, Marketing and Product Management, LII Worldwide Heating & Cooling. Prior to his time with Lennox, Mr. Johnston spent 20 years with General Electric Company, serving primarily in marketing and commercial leadership roles.

Joseph B. Armes, CSW Industrials’ Chairman and Chief Executive Officer, said, “We are pleased to welcome Terry to the Board. His strong strategic, operational and commercial acumen, demonstrated by a long track record of improving both top and bottom line results, positions him well to contribute meaningfully to our growth strategy and manufacturing optimization initiatives. Additionally, we believe Terry’s deep knowledge of served industrial markets will further enhance the development and execution of our growth strategy as we seek to drive long term stockholder value.”

Robert M. Swartz, lead independent director of the Company’s Board of Directors and Chairman of its Nominating and Corporate Governance Committee, added, “Terry’s appointment to the Board, along with Kent Sweezey’s recently-announced appointment, fulfills the commitment we made last July to expand our Board of Directors with members possessing skills and expertise to assist in executing our strategic growth and capital allocation plans. Now with six independent directors, we believe the Board is well positioned to support the continued execution of our growth strategy.”

Mr. Johnston received a Bachelor of Science degree from the University of Arkansas.

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI’s products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSWI serves include HVAC, general industrial markets, rail car and locomotive, plumbing, commercial construction, oil and gas, mining, electrical, steel and transportation.

Investor Contact:

Michael Callahan

ICR, Inc.

Michael.Callahan@icrinc.com | 203-682-8311

Media Contacts:

Phil Denning or Jason Chudoba

ICR, Inc.

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